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                                                                      EXHIBIT 21

LIST OF SIGNIFICANT SUBSIDIARIES OF THE BISYS GROUP, INC. AS OF JUNE 30, 2004

1.       Ascensus Insurance Services, Inc., a Utah corporation
2.       BISYS Commercial Insurance Services, Inc., a California corporation
3.       BISYS Document Solutions LLC, a Delaware limited liability company
4.       BISYS Education Services, Inc., an Indiana corporation
5.       BISYS Financial Services Ltd., a Bermuda corporation
6.       BISYS Financing Company, a Delaware corporation
7.       BISYS Fund Services (Ireland) Ltd., an Ireland corporation
8.       BISYS Fund Services Ohio, Inc., an Ohio corporation
9.       BISYS Fund Services, LP, an Ohio limited partnership
10.      BISYS Hedge Fund Services, Inc., a Delaware corporation
11.      BISYS Hedge Fund Services (Ireland) Ltd., an Ireland corporation
12.      BISYS Hedge Fund Services Limited, a Bermuda corporation
13.      BISYS Information Solutions L.P., a Delaware limited partnership
14.      BISYS Insurance Services Holding Corp., a Delaware corporation
15.      BISYS Insurance Services, Inc., a Pennsylvania corporation
16.      BISYS Private Equity Services, Inc., a Delaware corporation
17.      BISYS Retirement Services, Inc., a Delaware corporation
18.      Boston Institutional Services, Inc., a Massachusetts corporation
19.      Hanleigh Management, Inc., a New Jersey corporation
20.      Life Brokerage Corporation, a Florida corporation
21.      Potomac Insurance Marketing Group, Inc., a Maryland corporation
22.      Select Insurance Marketing Corp., a Washington corporation
23.      The TONER Organization, Inc., a Pennsylvania corporation
24.      Universal Pensions, Inc., a Minnesota corporation
25.      USA Insurance Group, Inc., a Florida corporation